Exhibit 99.1

RockTenn Announces Permanent Closure of Matane, Quebec Containerboard Mill

NORCROSS, Ga.--(BUSINESS WIRE)--February 29, 2012--RockTenn (NYSE:RKT) announced today the permanent closure of its Matane, Quebec containerboard mill. The Matane mill, which RockTenn acquired in May 2011 as part of the Smurfit-Stone acquisition, had 176,000 tons per year of recycled corrugated medium production capacity. RockTenn ceased production at the mill in late January 2012. RockTenn took this action to balance its overall containerboard mill system capacity to match system demand, in light of major steps RockTenn is taking to realign system capacity and lower average system costs.

The Matane mill was the highest cost mill in the RockTenn containerboard mill system after accounting for all costs, including freight and overhead. RockTenn intends to work with the City of Matane and other interested parties to determine the best alternative use for the site. RockTenn expects to incur pre-tax charges presently estimated at $29 million, including an estimated $12 million pre-tax for non-cash inventory and property, plant and equipment write-downs. RockTenn presently expects to record approximately $23 million of the charges in the second fiscal quarter ending March 2012. The remaining charges to decommission and dispose of the facility will be expensed as incurred. The amount and timing of expense incurred may vary depending upon, among other things, the duration and method of disposal. RockTenn believes that the containerboard system cost savings from the closure of the Matane mill will be approximately $16 million per year.

Caution Concerning Forward-Looking Statements

Statements herein regarding, among other things, estimates of the amount and timing of our expected cash and non-cash charges with respect to the Matane mill closure, including, without limitation, the charges relating to inventory and property, plant and equipment write-downs and the costs to be incurred in connection with the decommissioning and disposal of the facility and estimates regarding the financial impact arising from the Matane mill closure constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties, including with respect to our expectations regarding severance, site clean-up and other shutdown costs, the sale or other disposal of the real property and the sale, utilization or other disposal of the equipment and inventory located at the facility, and the expected timing and duration of these activities; and our expectations regarding economic, competitive and market conditions, volume levels of purchases by customers, transportation costs and production levels. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statement.

RockTenn is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions, with net sales of $10 billion. RockTenn's 26,000 employees are committed to exceeding their customers' expectations - every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

CONTACT:
RockTenn
John Stakel, 678-291-7900
Senior Vice President-Treasurer
jstakel@rocktenn.com